Exhibit 1

EXECUTION VERSION

UNDERWRITING AGREEMENT

June 3, 2013

Beam Inc.

510 Lake Cook Road

Deerfield, Illinois 60015

Dear Sirs:

We (the “Manager”) understand that Beam Inc., a Delaware corporation (the “Company”), proposes to issue and sell $250,000,000 aggregate principal amount of its 1.750% Notes due 2018 (the “2018 Notes”) and $250,000,000 aggregate principal amount of its 3.250% Notes due 2023 (the “2023 Notes” and, together with the 2018 Notes, the “Notes”, the “Debt Securities” or the “Offered Securities”). Subject to the terms and conditions set forth herein or incorporated by reference herein, the Company hereby agrees to sell and the underwriters named below (the “Underwriters”) agree to purchase (i) the 2018 Notes at 99.271% of the principal amount of such 2018 Notes and accrued interest from June 10, 2013, if any, to the date of payment and delivery, and (ii) the 2023 Notes at 99.112% of the principal amount of such 2023 Notes and accrued interest from June 10, 2013, if any, to the date of payment and delivery.

Name of Underwriter	Principal Amount of 2018 Notes	Principal Amount of 2023 Notes
Credit Suisse Securities (USA) LLC	$62,500,000	$62,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	62,500,000	62,500,000
Barclays Capital Inc.	23,750,000	23,750,000
J.P. Morgan Securities LLC	23,750,000	23,750,000
RBS Securities Inc.	23,750,000	23,750,000
Citigroup Global Markets Inc.	6,875,000	6,875,000
Mitsubishi UFJ Securities (USA), Inc.	6,875,000	6,875,000
Mizuho Securities USA Inc.	6,875,000	6,875,000
Wells Fargo Securities, LLC	6,875,000	6,875,000
BBVA Securities Inc.	3,750,000	3,750,000
Crédit Agricole Securities (USA) Inc.	3,750,000	3,750,000
HSBC Securities (USA) Inc.	3,750,000	3,750,000
PNC Capital Markets LLC	3,750,000	3,750,000
U.S. Bancorp Investments, Inc.	3,750,000	3,750,000
The Williams Capital Group, L.P.	7,500,000	7,500,000

Total:	$250,000,000	$250,000,000

Upon delivery of such Offered Securities, the Underwriters will pay for such Offered Securities at a closing to be held at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 at 10:00 a.m. (New York time) on June 10, 2013, or at such other time as shall be designated by the Manager.

The Debt Securities will have the terms and conditions set forth in “Description of the Notes” in the prospectus supplement for the Debt Securities dated June 3, 2013, and terms defined therein will have the same meanings when used in this Agreement. The following is a summary of such terms and conditions for the Debt Securities:

Principal Amount:	$250,000,000 for the 2018 Notes and $250,000,000 for the 2023 Notes, in each case, subject to further issuances, as described below.

Maturity:	June 15, 2018 for the 2018 Notes, and June 15, 2023 for the 2023 Notes.

Interest Rate:	1.750% per annum for the 2018 Notes, and 3.250% per annum for the 2023 Notes, in each case, computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption Provisions:

The Company may redeem all or a portion of the 2018 Notes or all or a portion of the 2023 Notes at its option, at any time, and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2018 Notes or the 2023 Notes, as the case may be, then outstanding to be redeemed or (ii) the sum of the present

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values of the remaining scheduled payments of principal and interest (including accrued and unpaid interest to but excluding the date of redemption) on the 2018 Notes or the 2023 Notes, as the case may be, to be redeemed discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate (as defined under “Description of the Notes” in the prospectus supplement for the Notes), plus 15 basis points, in the case of any redemption of the 2018 Notes, or 20 basis points, in the case of any redemption of the 2023 Notes.

In addition, on and after March 17, 2023 (90 days prior to the maturity date of the 2023 Notes), the Company may redeem the 2023 Notes at its option, at any time and from time to time, either in whole or in part, at a redemption price equal to 100% of the principal amount of the 2023 Notes to be redeemed, plus accrued and unpaid interest to but excluding the date of redemption.

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2013 (the Interest payable on December 15, 2013 being in respect of the period commencing June 15, 2013) for both the 2018 Notes and the 2023 Notes.

Form and Denomination:	Global Security held through book-entry facilities of The Depository Trust Company (as described under “Description of the Notes” in the prospectus supplement for the Notes).

Further Issuances:	The Company may, without notice to or consent of the holders of either series of the Notes, increase the aggregate principal amount of either series of Notes and issue such increased principal amount (or any portion thereof), in which case any such additional notes may be consolidated and form a single series with the Notes of the applicable series, provided that if the additional notes are not fungible with the 2018 or 2023 Notes, as the case may be, for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

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All of the provisions contained in the Standard Provisions, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. Notwithstanding the preceding sentence, in the event of any conflict between the Standard Provisions and this Agreement, the provisions of this Agreement shall control. The term “Depositary” as used therein shall mean The Depository Trust Company, the term “Trade Date” as used therein shall mean June 3, 2013, and the term “Manager” as used therein shall mean Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose authority thereunder may be exercised by them jointly.

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For themselves and on behalf of the several Underwriters named above.

Very truly yours, CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Bob McMinn
Name: Bob McMinn
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Brendan Hanley
Name: Brendan Hanley
Title: Managing Director

[Signature page to Underwriting Agreement]

Accepted: BEAM INC.

By:	/s/ Flavio Costa
Name: Flavio Costa
Title: VP & Treasurer

[Signature page to Underwriting Agreement]

Schedule A

General Use Free Writing Prospectuses

1)	Term Sheet for the Offered Securities dated June 3, 2013 (set forth in Schedule B)

A-1

Schedule B

Pricing Term Sheet

Beam Inc.

$250,000,000 1.750% Notes due 2018 (the “2018 Notes”)

$250,000,000 3.250% Notes due 2023 (the “2023 Notes”)

Issuer:	Beam Inc. (the “Company”)

Security:	Senior unsecured notes

Principal Amount:	$250,000,000 of 2018 Notes $250,000,000 of 2023 Notes

Maturity:	June 15, 2018 for the 2018 Notes June 15, 2023 for the 2023 Notes

Coupon (Interest Rate):	1.750% for the 2018 Notes 3.250% for the 2023 Notes

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2013, for both the 2018 Notes and the 2023 Notes

Price to Public:	99.871% for the 2018 Notes 99.762% for the 2023 Notes

Benchmark Treasury:	1.000% due May 31, 2018 for the 2018 Notes 1.750% due May 15, 2023 for the 2023 Notes

Benchmark Treasury Yield:	1.027% for the 2018 Notes 2.128% for the 2023 Notes

Spread to Benchmark Treasury:	+75 bps for the 2018 Notes +115 bps for the 2023 Notes

Yield to Maturity:	1.777% for the 2018 Notes 3.278% for the 2023 Notes

Make-whole Call:	At any time at a discount rate of Treasury plus 15 basis points, for the 2018 Notes, and at any time at a discount rate of Treasury plus 20 basis points, for the 2023 Notes.

Par Call:	At any time on and after March 17, 2023 (90 days prior to the maturity date of the 2023 Notes), the Company may redeem the 2023 Notes, in whole or in part, at 100% of the aggregate principal amount of 2023 Notes to be redeemed.

Trade Date:	June 3, 2013

B-1

Settlement Date:

June 10, 2013

The Company expects that delivery of the Notes will be made against payment therefore on or about June 10, 2013, which will be the fifth business day following the date of pricing of the Notes, or ‘‘T+5.’’ Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

CUSIP:	073730 AF0 for the 2018 Notes 073730 AG8 for the 2023 Notes

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. J.P. Morgan Securities LLC RBS Securities Inc.

Co-Managers:

Citigroup Global Markets Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Wells Fargo Securities, LLC

BBVA Securities Inc.

Crédit Agricole Securities (USA) Inc.

HSBC Securities (USA) Inc.

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting IDEA on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.

B-2

EXECUTION VERSION

BEAM INC.

UNDERWRITING AGREEMENT

STANDARD PROVISIONS

(DEBT SECURITIES AND WARRANTS TO PURCHASE DEBT SECURITIES)

June 3, 2013

From time to time, BEAM INC., a Delaware corporation (the “Company”), may enter into one or more underwriting agreements that provide for the sale of designated securities to the several underwriters named therein. The standard provisions set forth herein may be incorporated by reference in any such underwriting agreement (an “Underwriting Agreement”). The Underwriting Agreement, including the provisions incorporated therein by reference, is herein referred to as this Agreement. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

I.

The Company proposes to issue and sell from time to time certain of (a) its debt securities (the “Debt Securities”) to be issued pursuant to the provisions of an Indenture dated as of April 15, 1999, as supplemented (the “Indenture”), between the Company (formerly Fortune Brands, Inc.) and The Bank of New York Mellon (formerly The Chase Manhattan Bank, N.A.) as Trustee (the “Trustee”) and (b) its Warrants (the “Debt Warrants”) to purchase Debt Securities (such Debt Securities to be purchasable through the exercise of Debt Warrants being referred to herein as the “Debt Warrant Securities”) to be evidenced by warrant certificates (the “Warrant Certificates”) and to be issued pursuant to the provisions of the Debt Warrant Agreement identified in the Underwriting Agreement. The Debt Securities may be convertible into Common Stock, par value $3.125 per share, of the Company (“Common Stock”) as provided in or pursuant to the Indenture, and Preferred Share Purchase Rights (the “Rights”) may be delivered with Common Stock upon conversion of any convertible Debt Securities. The Debt Securities and Debt Warrants to be sold pursuant to this Agreement, but not the Debt Warrant Securities or the Common Stock or Rights, if any, issuable or deliverable upon conversion of any convertible Debt Securities, are collectively referred to herein as the “Offered Securities”. The Debt Securities and Debt Warrants will have or be of varying designations, maturities, rates and times of payment of interest, selling prices, exercise prices, conversion prices, expiration dates, redemption terms, currencies and other terms.

The Company has filed with the Securities and Exchange Commission (the “Commission”) registration statements relating to the Debt Securities and Debt Warrants and the shares of Common Stock and Rights, if any, issuable or deliverable upon conversion of any convertible Debt Securities, has filed such amendments thereto as may have been required to the date of the Underwriting Agreement and has filed with, or mailed for filing to, or shall promptly hereafter file with or mail for filing to, the Commission a prospectus supplement specifically relating to the Offered Securities and the Debt Warrant Securities, if any, pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The term “Registration Statement” means such registration statements as amended to the date of the Underwriting Agreement and any additional information contained in a form of prospectus or prospectus supplement that is deemed retroactively to be a part of the Registration Statement pursuant to Rules 430A, 430B or 430C. The term “Basic Prospectus” means the prospectus included in the Registration Statement relating to the Debt Securities and the Debt Warrants, as updated from time to time. The term “Prospectus” means the Basic Prospectus together with the prospectus supplement specifically relating to the Offered Securities and the Debt Warrant Securities, if any, as filed with, or mailed for filing to, or as shall promptly hereafter be filed with or mailed for filing to, the Commission pursuant to Rule 424. The term “preliminary prospectus” means a preliminary prospectus supplement specifically relating to the Offered Securities and the Debt Warrant Securities, if any, together with the Basic Prospectus. As used herein, the terms “Registration Statement”, “Basic Prospectus”, “Prospectus” and “preliminary prospectus” shall include in each case the material, if any, incorporated by reference therein.

In addition, the following terms shall have the meanings ascribed to them below for purposes of this Agreement:

“Contract Securities” means the Offered Securities, if any, to be purchased pursuant to the delayed delivery contracts referred to below.

“General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule A to the Underwriting Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission by the Company or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Free Writing Prospectus.

“Rules” means the rules promulgated under the Securities Act.

“Statutory Prospectus” means the prospectus relating to the Offered Securities that is included in the Registration Statement in the form first used (or made available upon request of purchasers pursuant to Rule 173) in connection with confirmation of sales of the Offered

Securities, including any document incorporated by reference therein and any prospectus or prospectus supplement deemed to be a part thereof that has not been superseded or modified. For purposes of this definition, information contained in a form of prospectus (including a prospectus supplement) that is deemed retroactively to be a part of the Registration Statement pursuant to Rules 430A, 430B or 430C shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b).

“Time of Sale” means the time when sales of the Offered Securities are first made.

“Time of Sale Information” means the Preliminary Prospectus Supplement dated the Trade Date identified in the Underwriting Agreement, together with the Basic Prospectus and each General Use Free Writing Prospectus issued at or prior to the Time of Sale.

“Underwriters’ Securities” means the Offered Securities to be purchased by the Underwriters herein.

II.

If the Prospectus provides for sales of Offered Securities pursuant to delayed delivery contracts, the Company hereby authorizes the Underwriters to solicit offers to purchase Contract Securities on the terms and subject to the conditions set forth in the Prospectus pursuant to delayed delivery contracts substantially in the form of Exhibit A attached hereto (“Delayed Delivery Contracts”) but with such changes therein as the Company may authorize or approve. Delayed Delivery Contracts are to be with institutional investors approved by the Company and of the types set forth in the Prospectus. On the Closing Date (as hereinafter defined), the Company will pay the Manager as compensation, for the accounts of the Underwriters, the fee set forth in the Underwriting Agreement in respect of the principal amount and number of Contract Securities. The Underwriters will not have any responsibility in respect of the validity or the performance of Delayed Delivery Contracts.

If the Company executes and delivers Delayed Delivery Contracts with institutional investors, the principal amount and number of Contract Securities shall be deducted from the principal amount and number of Offered Securities to be purchased by the several Underwriters and the aggregate principal amount or number of Offered Securities to be purchased by each Underwriter shall be reduced pro rata in proportion to the principal amount or number, as the case may be, of Offered Securities set forth opposite each Underwriter’s name in the Underwriting Agreement, except to the extent that the Manager determines that such reduction shall be otherwise and so advises the Company.

III.

The Company is advised by the Manager that the Underwriters propose to make a public offering of their respective portions of the Underwriters’ Securities as soon after this Agreement is entered into as in the Manager’s judgment is advisable. The terms of the public offering of the Underwriters’ Securities are set forth in the Prospectus.

IV.

Payment for the Underwriters’ Securities shall be made by wire transfer to an account designated by the Company in immediately available funds at the time, on the date and at the place set forth in the Underwriting Agreement, upon delivery to the Manager for the respective accounts of the several Underwriters of the Underwriters’ Securities (other than Debt Securities in registered global form) registered in such names and in such denominations as the Manager shall request in writing not less than two full business days prior to the date of delivery and, in the case of Underwriters’ Securities that are Debt Securities in registered global form, upon delivery to the Depositary identified in the Underwriting Agreement of one or more global Debt Security certificates, registered in the name of the Depositary or a nominee thereof, for credit to the respective accounts of the Depositary participants. The time and date of such payment and delivery with respect to the Underwriters’ Securities are herein referred to as the Closing Date.

V.

The several obligations of the Underwriters hereunder are subject to the following conditions:

(a)

No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the Commission and there shall have been no material adverse change in the condition of the Company and its subsidiaries, taken as a whole, from that set forth in the Registration Statement, Prospectus and Time of Sale Information; subsequent to the execution and delivery of the Underwriting Agreement and prior to the Closing Date, there has not occurred any downgrading, nor has any notice been given of (a) any intended or potential downgrading or (b) any review or possible change that does not indicate an improvement, in the rating accorded any securities of the Company by any “nationally recognized statistical rating organization”, as such term is defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and the Manager shall have received, on the Closing Date, a certificate, dated the Closing Date and signed by an executive officer of the Company, to the foregoing effect. Such certificate will also provide that the representations and warranties of the Company contained herein are true and correct as of the Closing Date. The officer making such certificate may rely upon the best of his knowledge as to proceedings pending or threatened.

(b)	The Manager shall have received on the Closing Date an opinion and letter of Chadbourne & Parke LLP, counsel for the Company, dated the Closing Date, to the effect set forth in Exhibit B attached hereto.

(c)	The Manager shall have received on the Closing Date an opinion and letter of Davis Polk & Wardwell LLP, counsel for the Underwriters, dated the Closing Date, to the effect set forth in Exhibit C attached hereto.

(d)	The Manager shall have received letters on (1) the date of the Underwriting Agreement and (2) the Closing Date, in form and substance satisfactory to the Manager, from PricewaterhouseCoopers LLP, independent certified public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference in the Registration Statement and the Prospectus.

VI.

In further consideration of the agreements of the Underwriters contained in this Agreement, the Company covenants as follows:

(a)	To furnish the Manager, without charge, a copy of the Registration Statement including exhibits and materials, if any, incorporated by reference therein and, during the period mentioned in paragraph (c) below, as many copies of the Prospectus, any documents incorporated by reference therein, each General Use Free Writing Prospectus and any supplements and amendments thereto as the Manager may reasonably request. The terms “supplement” and “amendment” or “amend” as used in this Agreement shall include all documents filed by the Company with the Commission subsequent to the date of the Basic Prospectus, pursuant to the Exchange Act, which are deemed to be incorporated by reference in the Prospectus.

(b)	Before amending or supplementing the Registration Statement, the Time of Sale Information or the Prospectus with respect to the Offered Securities, to furnish the Manager a copy of each such proposed amendment or supplement.

(c)	If, during such period after the first date of the public offering of the Offered Securities as in the opinion of counsel for the Underwriters the Prospectus is (or but for the exemption in Rule 172 would be required by law to be) delivered, any event shall occur as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if it is necessary to amend or supplement the Prospectus to comply with law, forthwith to prepare and furnish, at its own expense, to the Underwriters, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law.

(d)	To endeavor to qualify the Offered Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Manager shall reasonably request and to pay all expenses (including fees and disbursements of counsel) in connection with such qualification and in connection with the determination of the eligibility of the Offered Securities for investment under the laws of such jurisdictions as the Manager may designate; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not qualified.

(e)	To make generally available to the Company’s security holders as soon as practicable an earnings statement covering a twelve-month period beginning after the date of the Underwriting Agreement and ending at the end of a fiscal quarter of the Company, which shall satisfy the provisions of Section 11(a) of the Securities Act and the applicable rules and regulations (including Rule 158) thereunder.

(f)	During the period beginning on the date of the Underwriting Agreement and continuing to and including the Closing Date, not to offer, sell, contract to sell or otherwise dispose of any securities of the Company substantially similar to the Offered Securities, without the prior written consent of the Manager.

(g)	The Company has complied and will comply with Rule 433. Each Issuer Free Writing Prospectus complied in all material respects with Rule 433 and has been, or will be, filed to the extent required in accordance with such rule.

VII.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter hereby represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the Offered Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Offered Securities which has been approved by the competent authority in that Relevant Member State, or where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Offered Securities to the public in that Relevant Member State at any time:

(a)	solely to any legal entities which are qualified investors as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Manager for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the Offered Securities shall require the Company or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Offered Securities in any Relevant Member State means the communication to any persons in any form and by any means of sufficient information on the terms of the offer and the Offered Securities to be offered so as to enable an investor to decide to purchase or subscribe the Offered Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

In particular, each Underwriter hereby represents and agrees that:

(i)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Offered Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(ii)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Securities in, from or otherwise involving the United Kingdom.

VIII.

The Company represents and warrants to each Underwriter that:

(a)

(i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in each Statutory Prospectus, the Prospectus, the Time of Sale Information and any Issuer Free Writing Prospectus complied or will comply when so filed in all material respects with such Act and the rules and regulations thereunder, (ii) each part of the Registration Statement (including the documents incorporated by reference therein), filed with the Commission pursuant to the Securities Act relating to the Debt Securities and Debt Warrants when such part became effective, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) each preliminary prospectus, if any, filed pursuant to Rule 424 under the Securities Act complied when so filed in all material respects with such Act and the applicable rules and regulations thereunder, (iv) the Registration Statement, each Statutory Prospectus, the Prospectus, the Time of Sale Information and any Issuer Free Writing Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations thereunder, (v) the Registration Statement does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (vi) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; except that these representations and warranties do not apply to (A) statements or omissions in the Registration Statement, any preliminary prospectus or the Prospectus based upon information furnished to the Company in writing by any Underwriter expressly for use therein and (B) those parts of the Registration Statement which constitute the Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of the Trustee.

(b)	As of the Time of Sale, neither (i) any Time of Sale Information nor (ii) any Limited Use Free Writing Prospectus, when considered together with the Time of Sale Information, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Closing Date, neither (i) the Time of Sale Information, (ii) any individual Limited Use Free Writing Prospectus, when considered together with the Time of Sale Information nor (iii) the Statutory Prospectus, will include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding two sentences do not apply to statements in or omissions from any prospectus included in the Registration Statement or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Manager specifically for use therein.

(c)

Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Manager as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus related to the Offered Securities conflicted or would conflict with the information then contained in the Registration Statement or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in light of the circumstances prevailing at that subsequent time, not misleading, (i) the Company has promptly notified or will promptly notify the Manager and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus related to the Offered Securities to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Manager specifically for use therein.

(d)	(i) The Registration Statement is not the subject of any pending proceeding or examination under Sections 8(d) or 8(e) of the Securities Act and (ii) the Company is not, to the best of its knowledge, the subject of a pending proceeding under Section 8A of the Securities Act in connection with the offering of the Offered Securities.

(e)	At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and at the date of this Agreement, the Company was not an “ineligible issuer,” as defined in Rule 405.

(f)	Except with respect to matters under investigation as disclosed in the Prospectus and the Time of Sale Information, neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(g)	The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(h)	None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Offered Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(i)	The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in all material respects in accordance with the Commission’s rules and guidelines applicable thereto.

The Company represents and agrees that, unless it obtains the prior consent of the Manager, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Manager, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Notwithstanding the preceding sentence, the Company hereby consents to the provision by the Underwriters of a Term Sheet, the form of which is set forth in Schedule B to the Underwriting Agreement.

IX.

The Company agrees to indemnify and hold harmless each Underwriter and each person, if any, who controls such Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any preliminary prospectus, any Statutory Prospectus, the Prospectus (if used within the period set forth in paragraph (c) of Article VI hereof and as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), the Time of Sale Information or any Issuer Free Writing Prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by any Underwriter expressly for use therein.

Each Underwriter agrees to indemnify and hold harmless the Company, its directors, its officers who sign the Registration Statement and any person controlling the Company to the same extent as the foregoing indemnity from the Company to each Underwriter, but only with reference to information relating to such Underwriter furnished in writing by such Underwriter expressly for use in the Registration Statement, any preliminary prospectus, any Statutory Prospectus, the Prospectus, the Time of Sale Information or any Issuer Free Writing Prospectus.

In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to local counsel) for all such indemnified parties, and that all such fees shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Manager in the case of parties indemnified pursuant to the second preceding paragraph and by the Company in the case of parties indemnified pursuant to the first preceding paragraph. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

If the indemnification provided for in this Article IX is unavailable to an indemnified party under the second or third paragraphs hereof or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect (i) the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Offered Securities and (ii) the relative fault of the Company on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other in connection with the offering of the Offered Securities shall be deemed to be in the same proportion as the total net proceeds from the offering of such Offered Securities (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters in respect thereof. The relative fault of the Company on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Article IX were determined by pro rata allocation or by any other method of allocation which does not take account of the considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article IX, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities underwritten and distributed to the public by such Underwriter were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of
Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Article IX are several, in proportion to the respective principal amount or number, as the case may be, of Offered Securities purchased by each of such Underwriters, and not joint.

The indemnity and contribution agreements contained in this Article IX and the representations and warranties of the Company in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by any Underwriter or on behalf of any Underwriter or any person controlling any Underwriter or by or on behalf of the Company, its directors or officers or any person controlling the Company and (iii) acceptance of and payment for any of the Offered Securities.

X.

This Agreement may be terminated in the absolute discretion of the Manager, by notice to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on the New York Stock Exchange; (ii) trading of any securities issued by the Company shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; (iv) a material disruption of the settlement or clearance of debt securities in the United States shall occur and continue until at least the business day preceding the Closing Date or (v) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the reasonable judgment of the Manager, is material and adverse and makes it impracticable or inadvisable to proceed with the offer, sale or delivery of the Offered Securities on the terms and in the manner contemplated by this Agreement and the Prospectus.

XI.

If any one or more of the Underwriters shall fail or refuse to purchase Underwriters’ Securities which it or they have agreed to purchase pursuant to the Underwriting Agreement, and the aggregate amount of Underwriters’ Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate amount of the Underwriters’

Securities, the other Underwriters shall be obligated severally in the proportions which the amounts of Underwriters’ Securities set forth opposite their names in the Underwriting Agreement bear to the aggregate amount of Underwriters’ Securities set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as the Manager may specify, to purchase the Underwriters’ Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase; provided that in no event shall the amount of Underwriters’ Securities which any Underwriter has agreed to purchase pursuant to the Underwriting Agreement be increased pursuant to this Article XI by an amount in excess of one-ninth of such amount of Underwriters’ Securities without the written consent of such Underwriter. If any Underwriter or Underwriters shall fail or refuse to purchase Underwriters’ Securities and the aggregate amount of Underwriters’ Securities with respect to which such default occurs is more than one-tenth of the aggregate amount of the Underwriters’ Securities and arrangements satisfactory to the Manager and the Company for the purchase of such Underwriters’ Securities, are not made within 36 hours after such default, this Agreement, or the provisions hereof applicable to the sale and purchase of the Underwriters’ Securities, will terminate without liability on the part of any non-defaulting Underwriter or of the Company. In any such case either the Manager or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement and in the Prospectus or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under the Underwriting Agreement.

If this Agreement shall be terminated by the Underwriters or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters or such Underwriters as have so terminated this Agreement, with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with the Offered Securities.

The Company acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Offered Securities (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person.

Additionally, no Underwriter is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

EXHIBIT A

FORM OF DELAYED DELIVERY CONTRACT

Not Applicable.

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EXHIBIT B

FORM OF OPINION FROM COMPANY COUNSEL

1. Pursuant to paragraph (b) of Article V of the Underwriting Agreement, counsel to the Company shall furnish an opinion to the Underwriters to the effect that:

(a) The Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

(b) Each of [insert names of the Company’s significant subsidiaries as defined in Rule 405 under the Securities Act which is organized in the State of Delaware as disclosed in the Annual Report] is validly existing under the laws of the State of Delaware.

(c) The Indenture has been duly authorized, executed and delivered by the Company, is a valid and binding agreement of the Company and has been duly qualified under the Trust Indenture Act of 1939, as amended.

(d) The Offered Securities, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company and will be entitled to the benefits of the Indenture.

(e) The Registration Statement, the preliminary prospectus supplement specifically relating to the Offered Securities and the Prospectus (except for the financial statements and other financial or statistical data contained or incorporated by reference therein, as to which such counsel expresses no opinion) comply as to form in all material respects with the Securities Act and the rules and regulations thereunder.

(f) The Registration Statement is an “automatic shelf registration statement” as defined under Rule 405 of the Securities Act that has been filed with the Commission not earlier than three years prior to the Closing Date, each Issuer Free Writing Prospectus set forth on Schedule A to the Underwriting Agreement was filed with the Commission in accordance with the Securities Act (to the extent required thereby), each of the preliminary prospectus supplement specifically relating to the Offered Securities and the Prospectus was filed with the Commission pursuant to Rule 424(b) under the Securities Act on the date specified therein, and, to such counsel’s knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act, no notice of objection of the Commission to the use of the Registration

Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act has been received by the Company and no proceedings for that purpose or pursuant to Section 8A of the Securities Act against the Company or in connection with the offering has been initiated or threatened by the Commission.

(g) The Underwriting Agreement has been duly authorized, executed and delivered by the Company.

(h) The issuance of the Offered Securities in accordance with the Indenture and the sale thereof in accordance with the Underwriting Agreement do not and will not contravene the certificate of incorporation or by-laws of the Company or any provision of the Indenture or any of the material contracts, agreements or instruments filed as Item 2, 4 or 10 Exhibits to (i) the Company’s most recently filed annual report on Form 10-K for the year prior to the Closing Date (the “Annual Report”) or (ii) any of the Forms 10-Q or 8-K filed by the Company from the date that the Annual Report was filed through the Closing Date.

(i) No authorization from any regulatory board, agency or instrumentality having jurisdiction over the Company (other than registration under the Securities Act and qualification of the Indenture under the Trust Indenture Act of 1939, as amended, and qualification or other authorization under state securities or “blue sky” laws, as to which such counsel expresses no opinion) is required for the performance by the Company of the Underwriting Agreement.

(j) The Indenture and the Notes conform to the descriptions thereof in the Time of Sale Information and the Prospectus, and the statements included in the Time of Sale Information and the Prospectus under the caption “Certain United States Federal Income Tax Consequences,” insofar as they purport to describe the provisions of U.S. federal income tax laws or legal conclusions with respect thereto, in such counsel’s opinion fairly and accurately summarize the matters referred to therein in all material respects.

(k) Each document filed pursuant to the Exchange Act (except for the financial statements and other financial or statistical data contained or incorporated by reference therein, as to which such counsel expresses no opinion), and incorporated by reference in the Time of Sale Information and the Prospectus complied when so filed as to form in all material respects with the Exchange Act and the rules and regulations thereunder.

2. In addition, pursuant to paragraph (b) of Article V of the Underwriting Agreement, counsel to the Company shall furnish a letter to the Underwriters to the effect that nothing has come to such counsel’s attention that caused them to believe that:

(a) the Registration Statement, as of its most recent effective date, insofar as it relates to the offering of the Offered Securities, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; or

(b) the Time of Sale Information, as of the Time of Sale, insofar as it relates to the offering of the Offered Securities, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading; or

(c) the Prospectus, as of the date of the Underwriting Agreement and as of the Closing Date, insofar as it relates to the offering of the Offered Securities, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, no misleading;

provided, however, that such counsel does not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the Prospectus or the Time of Sale Information, and such counsel does not express any belief with respect to (i) the financial statements or other financial, statistical or accounting data or information, (ii) information in the Term Sheet concerning spread to benchmark treasury, benchmark treasury or benchmark treasury yield, or (iii) assessments of or reports on the effectiveness of internal control over financial reporting contained in the Registration Statement, the Prospectus or the Time of Sale Information.

EXHIBIT C

FORM OF OPINION FROM UNDERWRITERS’ COUNSEL

1. Pursuant to paragraph (c) of Article V of the Underwriting Agreement, counsel to the Underwriters shall furnish an opinion to the Underwriters to the effect that:

(a) Assuming the due authorization, execution and delivery by the Company, the Indenture is a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that such counsel expresses no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law and (y) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Offered Securities to the extent determined to constitute unearned interest.

(b) The Offered Securities, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and will be entitled to the benefits of the Indenture pursuant to which such Offered Securities are to be issued, provided that such counsel expresses no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law and (y) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Offered Securities to the extent determined to constitute unearned interest.

(c) The Underwriting Agreement has been duly authorized, executed and delivered by the Company.

(d) Such counsel has considered the statements included in the Prospectus under the captions “Description of the Notes”, “Description of Debt Securities” and “Underwriting” insofar as they summarize provisions of the Indenture, the Offered Securities and the Underwriting Agreement. In such counsel’s opinion, such statements fairly summarize these provisions in all material respects.

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2. In addition, pursuant to paragraph (c) of Article V of the Underwriting Agreement, counsel to the Underwriters shall furnish a letter to the Underwriters to the effect that:

(a) The Registration Statement and the Prospectus appear on their face to be appropriately responsive in all material respects to the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder.

(b) Nothing has come to such counsel’s attention that causes them to believe that, insofar as relevant to the offering of the Offered Securities:

(i) on the date of the Underwriting Agreement, the Registration Statement contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(ii) at [the Time of Sale], the Time of Sale Information contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

(iii) the Prospectus as of the date of the Underwriting Agreement or as of the Closing Date contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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